Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
David Green	Chane Graziano	Bryce Chicoyne
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	bchicoyne@harvardbioscience.com
Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports Fourth Quarter and Year End Results

Holliston, MA, March 8, 2005 / - - Harvard Bioscience, Inc. (Nasdaq: HBIO), today reported financial highlights for the three and twelve month periods ended December 31, 2004.

Revenues for the three months ended December 31, 2004 were $24.7 million, an increase of 2% over revenues of $24.2 million for the three months ended December 31, 2003.  Net income, as measured under U.S. generally accepted accounting principles (“GAAP”), for the quarter ended December 31, 2004 was $1.1 million or $0.04 per basic and diluted share, compared to net income of $1.8 million, or $0.06 per basic and diluted share, for the quarter ended December 31, 2003.  Non-GAAP adjusted net income of $1.7 million for the quarter ended December 31, 2004 decreased approximately 37% compared to $2.7 million for the same quarter in 2003.  Non-GAAP adjusted net income of $0.06 per diluted share, for the quarter ended December 31, 2004 decreased approximately 33% compared to $0.09 per diluted share for the same quarter in 2003.

Revenues for the year ended December 31, 2004 were $92.6 million, an increase of 6% over revenues of $87.1 million for the same period in 2003.  GAAP net income for the year ended December 31, 2004 was $2.3 million, or $0.08 per basic and $0.07 per diluted share, compared to net income of $4.3 million, or $0.14 per basic and diluted share, for the same period in 2003.  Non-GAAP adjusted net income of $5.2 million for the year ended December 31, 2004 decreased approximately 33% compared to $7.8 million for the same period in 2003.  Non-GAAP adjusted net income of $0.17 per diluted share, for the year ended December 31, 2004 decreased approximately 35% compared to $0.26 per diluted share for the same period in 2003.

The following table reconciles the non-GAAP adjusted net income and net income per diluted share to our U.S. GAAP net income and net income per diluted share.

HARVARD BIOSCIENCE, INC.

Reconciliation of Non-GAAP Adjusted Net Income to U.S. GAAP Net Income

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,				Year ended December 31,
	2004		2003		2004		2003
		EPS Equivalent		EPS Equivalent		EPS Equivalent		EPS Equivalent

Adjusted net income	$1,733	$0.06	$2,675	$0.09	$5,174	$0.17	$7,837	$0.26
Less:
Stock compensation expense	17	0.00	117	0.00	152	0.00	519	0.02
Amortization of intangibles	890	0.03	771	0.02	3,446	0.11	2,702	0.09
Fair value adjustment to cost of product sales	—	—	175	0.01	644	0.02	840	0.03
Arbitration award and certain related costs	—	—	—	—	—	—	790	0.03
Income tax benefit	(299)	(0.01)	(141)	(0.00)	(1,397)	(0.04)	(1,274)	(0.04)
GAAP net income	$1,125	$0.04	$1,753	$0.06	$2,329	$0.07	$4,260	$0.14

Weighted average common shares diluted		30,853		31,308		31,103		30,712

“2004 was a very disappointing year for Harvard Bioscience. Our results were well short of the expectations we had at the beginning of the year.  Even so, we generated revenues of $92.6 million, non-GAAP adjusted earnings per diluted share of $0.17 and strong free cash flow” said Chane Graziano, CEO of Harvard Bioscience.

“The primary cause of our disappointment was the shortfall in revenues at our Genomic Solutions subsidiary.  From 2003 to 2004, revenues at Genomic Solutions decreased approximately $8.4 million and the contribution to our earnings per diluted share from Genomic Solutions decreased approximately $0.12.   Additionally, the Company dedicated significant time and expense to our Sarbanes-Oxley internal control compliance effort.  External costs related to the Sarbanes-Oxley effort, including external audit fees relating to the audit of our internal controls, were $1.3 million, or approximately $0.03 per diluted share, during 2004.”

He continued, “However, we believe that we have turned the corner. Genomic Solutions returned to profitability, on a non-GAAP adjusted basis, during the fourth quarter of 2004.  This was driven by the impact of our restructuring efforts as evidenced by the increase in non-GAAP adjusted gross margin percentage for Genomic Solutions to 51.1% for the fourth quarter, up from a low of 43.6% for the first quarter.  In the fourth quarter, even with external costs related to the Sarbanes-Oxley effort of approximately $0.8 million or $0.02 per diluted share, the Company generated non-GAAP adjusted earnings per diluted share of $0.06.”

“In looking forward to 2005, we remain encouraged by the improved performance at Genomic Solutions for the fourth quarter, the strong performance of our recent acquisitions and continued strengthening in the life sciences market.  We want to reiterate that the Company remains committed to our goal of restoring high revenue and profit growth by implementing our three part strategy of innovation, acquisition and partnership.  For 2005, with the current run rate of revenues at Genomic Solutions stabilizing, the full year impact of the KDS acquisition, and modest growth in the rest of the business we expect to generate revenue between $95.0 and $100.0 million and non-GAAP adjusted earnings per diluted share between $0.22 and $0.26.

HBIO 2005 Guidance

(In millions, exept per share data)

(unaudited)

																(unaudited)
																Actual
	Q1, 05			Q2, 05			Q3, 05			Q4, 05			2005			2004
Revenues (millions)	$22.50	-	$23.50	$23.00	-	$24.50	$24.00	-	$25.00	$25.50	-	$27.00	$95.00	-	$100.00	$92.59

Adjusted Fully Diluted Earnings Per Share	$0.04	-	$0.05	$0.05	-	$0.06	$0.06	-	$0.07	$0.07	-	$0.08	$0.22	-	$0.26	$0.17

Less: Amortization of intangibles and other, net of tax	$0.02	-	$0.02	$0.02	-	$0.02	$0.02	-	$0.02	$0.02	-	$0.02	$0.08	-	$0.08	$0.10

GAAP Fully Diluted Earnings Per Share	$0.02	-	$0.03	$0.03	-	$0.04	$0.04	-	$0.05	$0.05	-	$0.06	$0.14	-	$0.18	$0.07

The guidance range above reflects strong seasonality of the capital equipment market and estimated continued spending on the Sarbanes-Oxley compliance efforts of approximately $1.0 million during 2005.  This guidance does not include the impact of potential acquisitions in 2005, nor does it reflect the impact of stock compensation expense that the Company will be required to recognize under Statement of Financial Accounting Standards No. 123R, Share-Based Payments, which becomes effective for periods beginning after June 15, 2005.

Financial Results:

Revenues for the fourth quarter of 2004 grew 2% from the same quarter in 2003 after favorable foreign exchange effects.  Excluding favorable foreign exchange effects of approximately $0.9 million, revenues for the fourth quarter of 2004 declined 1% from the same period in 2003.  Revenues for the year ended December 31, 2004 grew 6% from the same period in 2003 after favorable foreign exchange effects.  Excluding favorable foreign exchange effects of approximately $3.8 million, revenues for the year ended December 31, 2004 grew 2% from the same period in 2003.  The favorable foreign exchange effects for the quarter and year are due primarily to the strengthening of the British pound sterling and the Euro against the US dollar.

Cost of product revenues for the fourth quarter was approximately $11.9 million for 2004 and $12.5 million for 2003.  Gross margin percentage on product revenues (“gross margin”) was 51% and 48% for the fourth quarter of 2004 and 2003, respectively.  Gross margin increased for the fourth quarter of 2004 primarily due to gross margin improvements at our Genomic Solutions subsidiary resulting from the impact of the restructuring efforts beginning in the second quarter of 2004 and favorable product mix.  For the fourth quarter of 2003 approximately $175,000 of the cost of product revenues was related to fair value adjustments to inventory and backlog for products which were shipped in the fourth quarter of 2003 and acquired as a result of the BioRobotics and Hoefer acquisitions.  Excluding these adjustments, gross margin was 49% for the three month period ended December 31, 2003.

Cost of product revenues for the years ended December 31, 2004 and 2003 was approximately $46.5 million and $43.8 million, respectively. Gross margin was 49% for both the years ended December 31, 2004 and 2003.  For the years ended December 31, 2004 and 2003, excluding fair value adjustments included in cost of product revenues related to acquisitions of $644,000 and $840,000 respectively, gross margin was 50%.

Research and development expense was $1.9 million for the fourth quarter of 2004 compared to $1.6 million for the same period in 2003.  As a percentage of total revenues, research and development expense for the fourth quarter of 2004 was 8% compared to 6% for the same quarter in 2003.  For the twelve months ended December 31, 2004, research and development expense increased approximately $930,000 to $7.2 million from $6.3 million in 2003.  The increases for the fourth quarter and year ended December 31, 2004, were primarily due to the acquisition of Hoefer in the fourth quarter of 2003. As a percentage of total revenues, research and development expense for the twelve months ended December 31, 2004 was 8% compared to 7% for the same period in 2003.

Sales and marketing expense was $4.4 million for the quarter ended December 31, 2004 compared to $4.1 million for the quarter ended December 31, 2003. The increase was primarily due to increased sales and marketing expense related to acquisitions made since the fourth quarter of 2003.  As a percentage of total revenues, sales and marketing expense for the fourth quarter of 2004 was 18% compared to approximately 17% for the same quarter in 2003.  For the twelve months ended December 31, 2004, sales and marketing expense increased approximately $1.4 million to $16.8 million from $15.4 million for the same period in 2003 due to increased sales and marketing expense related to acquisitions made since 2003 partially offset by the closure of the Genomic Solutions’ Japanese sales office. As a percentage of total revenues, marketing and selling expense for the twelve months ended December 31, 2004 and 2003, were 18% for both periods.

General and administrative expense for the fourth quarter of 2004 of $3.7 million increased approximately $1.0 million from $2.7 million in the fourth quarter of 2003.  The increase is primarily attributable to costs associated with Sarbanes-Oxley compliance and acquisitions made since the fourth quarter of 2003.  As a percentage of revenues, general and administrative expense for the quarters ended December 31, 2004 and 2003 were approximately 15% and 11%, respectively.  For the twelve months ended December 31, 2004, general and administrative expense increased $2.9 million to $14.2 million from $11.3 million in the twelve months ended December 31, 2003.  Approximately $0.5 million of this increase is due to restructuring costs at our Genomic Solutions, Biochrom and Warner Instruments subsidiaries.  Of the remaining increase, approximately $1.0 million is attributable to acquisitions made in 2003 and 2004 and $1.3 million of additional costs for Sarbanes-Oxley compliance partially offset by a decrease in stock compensation expense of $0.4 million from 2003. As a percentage of revenues, general and administrative expense for the twelve months ended December 31, 2004 increased to 15% from 13% in 2003.

The expense for amortization of intangible assets for the three and twelve months ended December 31, 2004 was approximately $890,000 and $3.4 million, respectively, compared to $771,000 and $2.7 million for the same periods in 2003.  The increase for the quarter ended December 31, 2004 is primarily attributable to acquisitions made since the fourth quarter of 2003.  The increase for the twelve months ended December 31, 2004 is primarily related to acquisitions made since 2003, net of purchase price allocation adjustments.

Net interest expense for the three and twelve months ended December 31, 2004 was approximately $215,000 and $658,000, respectively, compared to $63,000 and $151,000 for the three and twelve months ended December 31, 2003.  The increase in net interest expense for the three and twelve months ended December 31, 2004 is primarily the result of the company using cash and interest bearing debt from late in the first quarter of 2003 and into 2004 to fund acquisitions.

Gains from foreign exchange were approximately $197,000 for the quarter ended December 31, 2004 compared to a gain of approximately $222,000 for the same period in 2003.  For the twelve months ended December 31, 2004 gains from foreign exchange were $68,000 compared to a gain of $484,000 for the same period in 2003.  The decrease for the fourth quarter and the twelve months ended December 31, 2004 is primarily the result of currency fluctuations on intercompany debt between our subsidiaries.

Other expense for the year ended December 31, 2003 included approximately $790,000 in charges related to the settlement of an arbitration award in favor of the former shareholders of our subsidiary Union Biometrica.

HBIO ended the quarter with cash and cash equivalents of $13.9 million, an increase of approximately $5.6 million since December 31, 2003 primarily driven by positive cash flows from operating activities.  HBIO ended the quarter with approximately $16.5 million drawn against its $20 million credit facility, an increase of approximately $3.8 million since December 31, 2003.  The net increase in the credit facility resulted from $6.7 million of borrowings to fund the acquisition of KD Scientific offset by $2.9 million of cash repayments.

As previously announced, management will host a conference call regarding fourth quarter and year end results which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site.  The conference call will begin at 5:30 p.m. Eastern Time on Tuesday, March 8, 2005.  To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the Earnings Call icon.  Any material financial and other statistical information presented on the call which is not included in our earnings release, as well as our earnings release, is available on our website by clicking on the Press Releases button.  If you are unable to listen to the live web cast, the call, this press release and any related financial or statistical information will be archived on our web site by clicking on the Press Releases button or Earnings Call icon, as appropriate.  The live conference call can also be accessed by dialing 800-901-5213 and referencing the pass code of “49967338”.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including statements of income, adjusted gross margin, adjusted net income, adjusted net income per diluted share and for Genomic Solutions, adjusted gross margin percentage.  We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business.   For the periods presented, these non-GAAP financial measures have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business including amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, arbitration and related costs and stock compensation expense, all net of tax.  This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company.  In particular, we believe that the presentation of a non-GAAP adjusted consolidated statement of income, including a number of adjusted line items, provides investors with a clearer understanding of the full effect of the adjustments that we make to our GAAP net income in order to derive our non-GAAP adjusted net income and net income per share.  We also believe that the non-GAAP adjusted gross margin percentage for Genomic Solutions, which excludes fair value adjustments for purchase accounting, is useful to investors because it provides a basis of comparison to current and future reporting periods.  Tabular reconciliations of our non-GAAP adjusted net income and adjusted net income per diluted share for the three and twelve months ended December 31, 2004 and 2003 to the comparable GAAP financial information is included below in this press release in the format of non-GAAP adjusted consolidated statements of income.  A tabular reconciliation of non-GAAP adjusted gross margin percentage for Genomic Solutions for the three months ending March 31, June 30 and September 30 and December 31, 2004 to the comparable GAAP financial information is also included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in 100 countries though its direct sales force, a 1,100-page catalog, various specialty catalogs and through its distributors, including GE Healthcare (formerly Amersham Biosciences), Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in France and Canada.

This press release contains and our conference call may contain forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operating without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Important Factors That May Affect Future Operating Results” in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2003 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	December 31,
	2004	2003

Assets
Cash and cash equivalents	$13,867	$8,223
Trade receivables	18,519	19,075
Inventories	25,465	24,679
Property, plant and equipment	7,143	6,746
Goodwill and other intangibles	69,938	64,554
Other assets	4,949	5,152
Total assets	$139,881	$128,429

Liabilities
Total current liabilities	$16,135	$15,596
Total liabilities	35,524	29,551
Stockholders’ equity	104,357	98,878
Total liabilities and stockholders’ equity	$139,881	$128,429

EXHIBIT #2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Product revenues	$24,476	$23,970	$91,485	$86,197
Research revenues	272	237	1,112	944
Total revenues	24,748	24,207	92,597	87,141

Costs and expenses:
Cost of product revenues (1)	11,935	12,502	46,523	43,811
Sales and marketing expenses (1)	4,396	4,078	16,817	15,398
General and administrative expenses (1)	3,664	2,670	14,238	11,311
Research and development expenses (1)	1,878	1,562	7,193	6,263
Amortization of intangible assets	890	771	3,446	2,702
Total costs and expenses	22,763	21,583	88,217	79,485

Operating income	1,985	2,624	4,380	7,656

Other income (expense):
Foreign currency gain (loss)	197	222	68	484
Interest expense	(217)	(129)	(794)	(327)
Interest income	2	66	136	176
Other, net	40	91	6	(753)
Other income (expense), net	22	250	(584)	(420)

Income before income taxes	2,007	2,874	3,796	7,236
Income taxes	882	1,121	1,467	2,976
Net income	$1,125	$1,753	$2,329	$4,260

Income per share:
Basic	$0.04	$0.06	$0.08	$0.14
Diluted	$0.04	$0.06	$0.07	$0.14

Weighted average common shares:
Basic	30,356	29,957	30,269	29,924
Diluted	30,853	31,308	31,103	30,712

(1) Includes stock compensation expense as follows:

Cost of product revenues	16	13	80	80
Sales and marketing expense	—	4	26	20
General and administrative expense	1	100	41	419
Research and development expense	—	—	5	—
Total	$17	$117	$152	$519

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

Non-GAAP Adjusted Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three months ended December 31, 2004			Three months ended December 31, 2003
	US GAAP Results	Adjustments (B)	Adjusted Results (A)	US GAAP Results	Adjustments (C)	Adjusted Results (A)

Product revenues	$24,476	$—	$24,476	$23,970	$—	$23,970
Research revenues	272	—	272	237	—	237
Total Revenues	24,748	—	24,748	24,207	—	24,207

Costs and expenses:
Cost of products revenues	11,935	(16)	11,919	12,502	(188)	12,314
Sales and marketing expenses	4,396	—	4,396	4,078	(4)	4,074
General and administrative expenses	3,664	(1)	3,663	2,670	(100)	2,570
Research and development expenses	1,878	—	1,878	1,562	—	1,562
Amortization of intangible assets	890	(890)	—	771	(771)	—
Total costs and expenses	22,763	(907)	21,856	21,583	(1,063)	20,520

Operating income	1,985	907	2,892	2,624	1,063	3,687

Other income (expense):
Foreign currency gain	197	—	197	222	—	222
Interest expense	(217)	—	(217)	(129)	—	(129)
Interest income	2	—	2	66	—	66
Other, net	40	—	40	91	—	91
Other income (expense), net	22	—	22	250	—	250

Income before income taxes	2,007	907	2,914	2,874	1,063	3,937
Income taxes	882	299	1,181	1,121	141	1,262
Net income	$1,125	$608	$1,733	$1,753	$922	$2,675

Income per share:
Basic	$0.04		$0.06	$0.06		$0.09
Diluted	$0.04		$0.06	$0.06		$0.09

Weighted average common shares:
Basic	30,356		30,356	29,957		29,957
Diluted	30,853		30,853	31,308		31,308

(A)          These Adjusted Consolidated Statements of Income are for informational purposes only and are not in accordance with US generally accepted accounting principles (GAAP).

(B)           For 2004, reflects the impact of amortization of intangibles ($890k), stock compensation expense ($17k) and the related tax adjustment ($299k).

(C)           For 2003, reflects the impact of amortization of intangibles ($771k), fair value adjustments to inventory ($175k), stock compensation expense ($117k) and the related tax adjustment ($141k).

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

Non-GAAP Adjusted Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Year ended December 31, 2004			Year ended December 31, 2003
	US GAAP Results	Adjustments (B)	Adjusted Results (A)	US GAAP Results	Adjustments (C)	Adjusted Results (A)

Product revenues	$91,485	$—	$91,485	$86,197	$—	$86,197
Research revenues	1,112	—	1,112	944	—	944
Total revenues	92,597	—	92,597	87,141	—	87,141

Costs and expenses:
Cost of product revenues	46,523	(724)	45,799	43,811	(920)	42,891
Sales and marketing expenses	16,817	(26)	16,791	15,398	(20)	15,378
General and administrative expenses	14,238	(41)	14,197	11,311	(419)	10,892
Research and development expenses	7,193	(5)	7,188	6,263	—	6,263
Amortization of intangible assets	3,446	(3,446)	—	2,702	(2,702)	—
Total costs and expenses	88,217	(4,242)	83,975	79,485	(4,061)	75,424

Operating income	4,380	4,242	8,622	7,656	4,061	11,717

Other income (expense):
Foreign currency gain	68	—	68	484	—	484
Interest expense	(794)	—	(794)	(327)	—	(327)
Interest income	136	—	136	176	—	176
Other, net	6	—	6	(753)	790	37
Other income (expense), net	(584)	—	(584)	(420)	790	370

Income before income taxes	3,796	4,242	8,038	7,236	4,851	12,087
Income taxes	1,467	1,397	2,864	2,976	1,274	4,250
Net income	$2,329	$2,845	$5,174	$4,260	$3,577	$7,837

Income per share:
Basic	$0.08		$0.17	$0.14		$0.26
Diluted	$0.07		$0.17	$0.14		$0.26

Weighted average common shares:
Basic	30,269		30,269	29,924		29,924
Diluted	31,103		31,103	30,712		30,712

(A)          These Adjusted Consolidated Statements of Income are for informational purposes only and are not in accordance with US generally accepted accounting principles (GAAP).

(B)           For 2004, reflects the impact of amortization of intangibles ($3,446k), fair value adjustment to inventory ($644k), stock compensation expense ($152k) and the related tax adjustment ($1,397k).

(C)           For 2003, reflects the impact of amortization of intangibles ($2,702k), fair value adjustments to inventory ($840k), arbitration award and certain related costs ($790k), stock compensation expense ($519k) and the related tax adjustment ($1,274k).

EXHIBIT #5

HARVARD BIOSCIENCE, INC.

Reconciliation of Genomic Solutions Consolidated Gross Margin Percentage

(unaudited)

	Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004

Non-GAAP adjusted gross margin percentage	43.6%	48.0%	50.5%	51.1%
Fair value adjustments to costs of product revenues	2.5%	0.7%	3.8%	0.0%
GAAP gross margin percentage	41.1%	47.3%	46.7%	51.1%